Exhibit 99.1

DECEMBER 20, 2021

Investor Relations: Brian Brungardt, Director of Investor Relations, 214-721-9353, brian.brungardt@enlink.com

Media Relations: Jill McMillan, Vice President of Strategic Relations & Public Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Appoints New Director to Board

Tiffany Thom Cepak brings extensive energy sector experience

DALLAS, December 20, 2021 – EnLink Midstream, LLC (NYSE: ENLC) (EnLink) announced today the appointment of Tiffany (TJ) Thom Cepak to its Board of Directors (Board).

“We are pleased to welcome TJ to the EnLink Board,” said Barry E. Davis, EnLink Chairman and Chief Executive Officer. “Her extensive experience in the oil and gas industry spans engineering, operations, and finance leadership roles, as well as public company governance. She also brings firsthand experience in the energy transition and understands the possibilities that the energy transition brings to the sector, including carbon capture and sequestration, and other potential growth opportunities. She is a tremendous addition to the Board, and we look forward to benefitting from her unique perspective and deep expertise as EnLink continues our journey to become the future of midstream.”

As a result of Cepak’s appointment, the Board will have nine directors, two of whom are women. She will join the Board’s Audit and Conflicts Committees.

About Tiffany (TJ) Thom Cepak

Cepak most recently served as the Chief Financial Officer of Energy XXI Gulf Coast, Inc., an oil and natural gas development and production company, until its sale in October 2018. She also served as the Chief Financial Officer of KLR Energy Acquisition Corp. (and, subsequent to its business combination, Rosehill Resources Inc.) and as Chief Financial Officer of EPL Oil & Gas, Inc. She held a number of previous positions with EPL, including Treasurer, Director of Investor Relations, and Director of Corporate Reserves. She began her career as a Senior Reservoir Engineer with Exxon Production Co. and Exxon Mobil Co. with operational roles, including reservoir and subsurface completion engineering.

Cepak currently serves on the board of directors of Ranger Oil Corp., Patterson-UTI Energy, Inc., and California Resources Corp., where she serves as Board Chair, and previously served as a director of Yates Petroleum Corp.

She holds a Bachelor of Science in engineering from the University of Illinois and a Master of Business Administration from Tulane University.

About EnLink Midstream

EnLink Midstream reliably operates a differentiated midstream platform that is built for long-term, sustainable value creation. EnLink’s best-in-class services span the midstream value chain, providing natural gas, crude oil, condensate, and NGL capabilities. Our purposely built, integrated asset platforms are in premier production basins and core demand centers, including the Permian Basin, Oklahoma, North Texas, and the Gulf Coast. EnLink’s strong financial foundation and commitment to execution excellence drive competitive returns and value for our employees, customers, and investors. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC). Visit www.EnLink.com to learn how EnLink connects energy to life.

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